Exhibit 10.6

EXECUTION COPY

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT is made as of November 17, 2006, by and among, J.H. Whitney Capital Partners, LLC (“Whitney”), JCS Holdings, LLC (“Buyer”), Joe’s Crab Shack Holdings, Inc. (“Holdings”), CHLN Idaho, Inc. (“JCS Idaho”), Crab Addison, Inc. (“Crab Addision”), Joe’s Crab Shack - Alabama Private Club, Inc. (“JCS Alabama”), Joe’s Crab Shack - Hampton, Inc. (“JCS Hampton”), Joe’s Crab Shack - Kansas, Inc. (“JCS Kansas”), Joe’s Crab Shack - Norfolk Virginia, Inc. (“JCS Norfolk”), Joe’s Crab Shack - Redondo Beach, Inc. (“JCS Redondo”), Joe’s Crab Shack - San Diego, Inc. (“JCS San Diego”), Joe’s Crab Shack - Texas, Inc. (“JCS Texas”), Joe’s Crab Shack - Pennsylvania, Inc. (“JCS Pennsylvania”), JCS-Delaware, Inc. (“JCS Delaware”), LNY - Iowa, Inc. (“JCS Iowa”), Joe’s Crab Shack Oklahoma, Inc. (“JCS Oklahoma”) and Joe’s Crab Shack Real Estate Holdings, Inc. (“JCS Real Estate” and together with Holdings, JCS Idaho, Crab Addison, JCS Alabama, JCS Hampton, JCS Kansas, JCS Norfolk, JCS Redondo, JCS San Diego, JCS Texas, JCS Pennsylvania, JCS Delaware, JCS Iowa and JCS Oklahoma, collectively, the “Company”).

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Appointment.   Each of Buyer and the Company hereby engages Whitney and Whitney hereby agrees pursuant to the terms and conditions set forth herein, to provide certain services to Buyer, the Company and their respective subsidiaries as described in Section 3 hereof.

2.                                       Term.   The term of the Agreement (the “Term”) shall commence on the date hereof and shall continue until the seventh anniversary of this Agreement. Such term shall be renewed automatically for additional one-year terms thereafter unless Whitney or the Company shall give notice in writing within 90 days before the expiration of the initial term or any one-year renewal thereof its desire to terminate the Agreement.

3.                                       Management Consulting Services.   Whitney shall provide the Company with the following services (collective, the “Services”): (a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Company with financing from banks and other financial institutions or other entities, (b) advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company, and other senior management matters related to the business, administration and policies of the Company, and (c) advice concerning such management matters that relate to proposed mergers, acquisitions, dispositions, recapitalizations, issuances of securities, financings or other similar transactions. Whitney shall not have any obligation to the Company as to the method and time of rendering the Services, and neither the Company nor any subsidiary shall have the right to dictate or direct the details of the Services rendered hereunder. This Agreement shall in no way prohibit Whitney or any of its affiliates or employees from engaging in other activities, whether or not competitive with any business of the Company. Notwithstanding anything in the foregoing to the contrary, the following services are specifically excluded from the definition of “Services”:

(a)                                  Independent Accounting Services.  Accounting services rendered to Buyer, the Company, their respective subsidiaries or Whitney by an independent accounting firm or accountant (i.e., an accountant who is not an employee of Whitney).

(b)                                 Legal Services.  Legal services rendered to Buyer, the Company, their respective subsidiaries, or Whitney by an independent law firm or attorney (i.e., an attorney who is not an employee of Whitney).

(c)                                  Independent Actuarial Services.  Actuarial services rendered to Buyer, the Company, their respective subsidiaries, or Whitney by an independent actuarial firm or actuary (i.e., an actuary who is not an employee of Whitney).

(d)                                 Placement of Securities.  Placement of debt or equity securities of the Company, the Buyer or any other person.

4.                                       Compensation.  As consideration payable to Whitney or any of their respective affiliates for its willingness to provide the Services to the Company, the Company shall make the following payments to Whitney on the following terms:

(a)                                  (i)                                     From the date hereof through December 31, 2007, the Company shall pay to Whitney, an annual management fee in an amount equal to $500,000 (the “Management Fee”), plus the reasonable travel and other business expenses (collectively, “Expenses”) of Whitney or any of its affiliates (other than Buyer, the Company or any of their respective subsidiaries) incurred in connection with performing the Services.  From January 1, 2008 through the remainder of the Term, the amount of the Management Fee shall be increased to $1,000,000.  The Management Fee shall be payable in advance by the Company in immediately available funds in equal quarterly installments on the first day of each quarter (or, if such day is not a business day, on the first business day thereafter).  Any payment hereunder for less than a full quarter or other applicable period shall be appropriately pro rated.  Any Management Fee payment to which Whitney has no right pursuant to Section 4(a)(ii) and which is not permitted to be paid by the Company pursuant to such limitation:

(A)                              will not be paid, but will accrue (together with interest thereon at the rate of 8% per annum, compounded quarterly), from the period on which the payment would otherwise be due to the date on which payment is finally made; and

(B)                                shall immediately become due and payable and shall be paid (together with all interest accrued thereon) at the earliest of the following:

(1)                                  the time, if any, that such unpaid Management Fee payments are permitted to be paid under the loan, indenture or other applicable agreement (if any); and

(2)                                  subject to Section 4(a)(ii), (I) the time of any transaction, including in one or more series of related transactions, as a result of which any third party or group of third parties acquires (x) directly or indirectly, a majority of the voting securities of Buyer or the Company (whether by merger, consolidation, sale or transfer of any or all of the Company’s outstanding capital stock), or (y) all or substantially all of the Company’s or of Buyer’s assets, in each case determined on a consolidated basis (collectively, a “Sale Event”); (II) the time of any recapitalization of the Company of Buyer; and (III) the time (x) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or Buyer in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or Buyer or for any substantial part of any of their respective property or ordering the winding up or liquidation of any of their respective affairs; or (y) the Company or Buyer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or Buyer or for any substantial part of any of their respective property or make any general assignment for the benefit of creditors (collectively, an “Insolvency Event”).

(ii)                                  Notwithstanding anything to the contrary contained in this Section 4(a), the right of Whitney to receive the Management Fee payments pursuant to this Section 4(a), and the ability of the Company to make the Management Fee payments pursuant to this Section 4(a), shall be conditional and contingent upon compliance by the Company and Buyer with any covenants concerning the payment of the Management Fee contained in any loan, indenture or other agreement (it being acknowledged and agreed by Whitney, on behalf of itself and its affiliates, that (A) no Management Fee payment shall be made by the Company or any of its affiliates to Whitney or any of its affiliates pursuant to this Section 4(a) at any time that such Management Fee payment is prohibited pursuant to any loan, indenture or other agreement and (B) Whitney and its affiliates shall promptly return to the Company any Management Fee payment made thereto pursuant to this Section 4(a) that are expressly prohibited by any loan, indenture or other agreement).

(b)                                 (i)                                     During the Term, Whitney shall be entitled to receive from the Company at its prior written request a transaction fee in connection with the consummation by Buyer, the Company or any of their respective subsidiaries of (A) each acquisition of an additional business, (B) each divestiture of a business, including, without limitation, a Sale Event, and (C) each financing or refinancing involving a financial institution (but excluding any amendment or modification of an existing financing arrangement unless there is an increase in the aggregate amount of financing available thereunder and further excluding a financing or refinancing in connection with an acquisition or divestiture with respect to which a transaction fee is paid pursuant to clause (A) or (B) above), in each case, in an amount equal to one percent (1.0%) of the gross purchase price of proceeds (as applicable) of such transaction (each such payment, a “Transaction Fee”) plus all Expenses of Whitney or any of its affiliates (other than Buyer, the Company or any of their respective subsidiaries) in connection with any such transaction.  Any Transaction Fee payment to which Whitney has no right pursuant to Section 4(b)(ii) and which is not permitted to be paid by the Company pursuant to such limitation shall immediately become due and payable and shall be paid at the earliest of the following:  (A) the time, if any, that such unpaid transaction fee payments are permitted under the loan, indenture or other applicable agreement; and (B) subject to Section 4(b)(ii), (1) the time of a Sale Event; (2) the time of any recapitalization of the Company or Buyer; and (3) the time of an Insolvency Event.

(ii)                                  Notwithstanding anything to the contrary contained in this Section 4(b), the right of Whitney to receive Transaction Fee payments pursuant to this Section 4(b), and the ability of the Company to make such Transaction Fee payments pursuant to this Section 4(b), shall be conditional and contingent upon compliance by the Company and Buyer with any covenants concerning the payment of Transaction Fees contained in any loan, indenture or other agreement (it being acknowledged and agreed by Whitney, on behalf of itself and its affiliates, that (A) no Transaction Fee payment shall be made by the Company or any of its affiliates to Whitney or any of its affiliates pursuant to this Section 4(b) at any time that such Transaction Fee payment is prohibited pursuant to any loan, indenture or other agreement and (B) Whitney and its affiliates shall promptly return to the Company any Transaction Fee payment made thereto pursuant to this Section 4(b) that are expressly prohibited by any loan, indenture or other agreement).

(c)                                  In consideration for Whitney’s efforts in obtaining and negotiating the Company’s debt financing and related agreements, the Company shall pay to Whitney a closing fee equal to $1,500,000 and to the extent not paid or reimbursed pursuant to the Stock Purchase Agreement dated October 9, 2006, between Buyer, LSRI Holdings, Inc. and Landry’s Restaurants, Inc. (the “Purchase Agreement”), pay directly or reimburse Whitney for all of the reasonable out-of-pocket fees and expenses, including legal and accounting fees, incurred by Whitney or any of its respective affiliates (other than Buyer, the Company or any of their respective subsidiaries) in connection with the negotiation and execution of the debt and equity financing and related agreements entered into by Buyer and/or the Company on or about the date hereof, each such payment to be made by wire transfer of immediately available federal funds.

5.                                       Indemnification. In the event that Whitney or any of its respective affiliates, or any principals, members, partners, stockholders, employees, officers, directors, agents and representatives of any of the foregoing persons (collectively, the “Indemnified Parties”) becomes involved in any capacity in any action, proceeding or investigation in connection with any matter referred to in or contemplated by this Agreement, or in connection with its Services, the Company will indemnify and hold harmless such Indemnified Parties from and against any actual or threatened claims, lawsuits, actions or liabilities (including reasonable out-of-pocket expenses and the reasonable fees and expenses of counsel and other litigation costs and the cost of any preparation or investigation) of any kind or nature, arising as a result of or in connection with this Agreement and its Services, activities and decisions hereunder, and will periodically reimburse any such Indemnified Party for its expenses as described above. In connection with such indemnification, the Company will promptly remit or pay to such applicable Indemnified Party. The reimbursement and indemnity obligations of the Company under this Section 5 shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and each Indemnified Party. The foregoing provisions of this Section 5 shall survive the termination of this Agreement.

6.                                       Independent Contractors. Nothing herein shall be construed to create a joint venture, partnership or employee/employer relationship among the Company and Whitney. Whitney shall be an independent contractor pursuant to this Agreement. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party hereto or to bind any other party hereto to any contract, agreement or undertaking with any third party.

7.                                       No Limitation on Activities. The Services provided herein are not to be deemed exclusive. This Agreement shall in no way prohibit Whitney or any of its respective, affiliates, or any of their or their affiliates’ respective principals, members, partners, stockholders, employees, officers, directors, agents or representatives from engaging in any other business or devoting time and attention to the management, investment, involvement or other aspects of any other business, including becoming an officer or director thereof, or rendering services of any kind to any other company, firm, individual or association.

8.                                       Liability. Whitney will not be liable, in any event, to Buyer, the Company or any of its affiliates for any act, alleged act, omission or alleged omission under this Agreement on the part of Whitney. Whitney shall not be liable to any creditor of Buyer or the Company as a result of its willingness to provide, or provision of, services hereunder, and Buyer and the Company agree to indemnify and hold each Indemnified Party harmless from and against any and all such claims of alleged creditors of the Company and against all costs, charges and expenses (including attorneys fees and expenses) incurred or sustained by any Indemnified Party in connection with any action, suit or proceeding to which it may be made a party by any alleged creditor of the Company as a result of Services rendered under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Buyer and the Company agree and acknowledge that Whitney and its respective affiliates and their respective principals, members, partners, stockholders, employees, officers, directors, agents and representatives intend to engage and participate in acquisitions and business transactions outside of the scope of the relationship created by this Agreement and they shall not be under any obligation whatsoever to make such acquisitions, business transactions or other opportunities through Buyer, the Company or any of their respective subsidiaries or offer such acquisitions, business transactions or other opportunities to Buyer, the Company or any of their respective subsidiaries. In addition, nothing herein shall in any way preclude any of the foregoing persons from engaging in any business activities or from performing services for its or their own account or for the account of others, including, without limitation, companies which may be in competition with the business conducted by the Company.

9.                                       Notices. All notices, requests, demands, claims, consents and other communications which are required or otherwise delivered hereunder shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(a)                                  If to the Company :

Joe’s Crab Shack Holdings, Inc.

1510 West Loop South

Houston, TX 77027

Attention: Breck Templeton

Tel: (713) 386-7020

Fax: (713)

Email: btempleton@ldry.com

(b)                                 If to Whitney:

c/o J.H. Whitney & Co.

130 Main Street

New Canaan, CT 06840

Attention: Robert Q. Berlin

Tel: (203) 716-6160

Fax: (203) 716-6260

Email: rberlin@whitney.com

with a copy (which shall not constitute notice to Whitney) to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022-4675

Attention: Markus P. Bolsinger

Tel: (212) 446-4800

Fax: (212) 446-6460

Email: mbolsinger@kirkland.com

Date of service of such notice shall be (x) the date such notice is personally delivered, (y) three days after the date of mailing if sent by certified or registered mail, or (z) one business day after date of delivery to the overnight courier if sent by overnight courier. All notices, consents or other communications hereunder may be given by any other means (including facsimile or electronic copy), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

10.                                 Remedies. Any person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages and costs (including attorneys’ fees) caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

11.                                 Amendment; Waiver. No provision of this Agreement may be waived, amended, modified or supplemented unless pursuant to a written instrument executed by the party against which any such waiver, amendment, modification or supplement is effective. Notwithstanding the foregoing, no waiver of a breach of any provision of this Agreement shall operate or be construed as a waiver of any preceding or succeeding breach and no failure to exercise any right or privilege hereunder shall be deemed a waiver of such rights or privileges hereunder or shall be deemed a waiver of such rights to exercise the same at any subsequent time or times hereunder.

12.                                 Assignment. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided that notwithstanding the foregoing, Whitney may assign its rights and obligations under this Agreement to any of its affiliates without the consent of Buyer or the Company.

13.                                 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

14.                                 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or electronic copy), none of which need to contain more than the signature of one party, each of which shall be an original and all of which together shall constitute one and the same agreement.

15.                                 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions and relationships contemplated hereby are fulfilled to the fullest extent possible.

16.                                 Entire Agreement. This Agreement and the other documents referred to or contemplated herein embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt all prior understandings, agreements or representations by or among the parties, whether written or oral, which may have related to the subject matter hereof in any way.

17.                                 Governing Law. The construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

18.                                 Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

19.                                 Jurisdiction; Venue. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York, New York County and any Federal court sitting in the Southern District of New York over any suit, action or proceeding arising out of or relating to this agreement. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by any manner permitted under New York law or by sending the same by certified mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 9 or in the records of the Company.

20.                                 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

21.                                 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

22.                                 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

23.                                 No Third Party Beneficiaries. Except as provided in Section 5 hereof, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

24.                                 Obligations of Buyer and the Company. The obligations of the Company are jointly and severally guaranteed by Buyer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have signed this Management Agreement as of the day and year first above written.

J.H. WHITNEY CAPITAL PARTNERS, LLC

By:	/s/ Michael C. Salvator
Name: Michael C. Salvator
Title: Managing Member

[Signature Page to Management Agreement]

JCS HOLDINGS, LLC

By:	/s/ [ILLEGIBLE]
Name:
Title:

[Signature Page to Management Agreement]